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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant / /
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/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/x/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
TAB PRODUCTS CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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935 Lakeview Parkway Suite 195 Vernon Hills, IL 60061 tel. (847) 968-5400 fax. (847) 968-5450 www.tab.com

FOR IMMEDIATE RELEASE

    For additional information, contact:
    Donald J. Hotz
    Chief Financial Officer
    TAB Products Co.
    (847) 968-2433

TAB PRODUCTS CO. ANNOUNCES FIRST QUARTER RESULTS BETTER THAN TURNAROUND PLAN

Vernon Hills, IL, September 20, 2001—TAB Products Co. (AMEX:TBP) today reported revenues of $28.5 million for the first quarter of its fiscal year 2002, a decline of $1.7 million, or 5.7% from the first quarter of fiscal 2001. The Company incurred a net loss of $0.8 million, or $.15 loss per share, compared to a net loss of $3.1 million, or $.60 loss per share, in the corresponding quarter of the previous fiscal year. The net loss of $.15 per share was better than the loss of $.17 to $.20 cents per share the Company projected in its Form 8-K, filed on June 20, 2001 describing the Company's turnaround plan.

The pretax operating loss of $1.4 million in the first quarter included additional expenses of $0.4 million ($.05 per share after tax) related to the ongoing proxy contest initiated by Thaddeus Jaroszewicz. The operating loss of $1.0 million before these additional costs is substantially better than the normalized operating loss of $3.1 million in the prior year's first quarter. The prior year first quarter operating loss of $4.5 million included a one-time pre-tax charge of $1.4 million related to the retirement of the Company's former CEO.

The decrease in revenues was primarily attributable to a decline in service revenue and lower sales from the Company's international operations. Such declines were due to a greater emphasis on higher margin core products including filing supplies and mobile filing systems. Gross margins improved 3.5 percentage points compared to the prior year's first quarter on the improved mix of products combined with lower costs and slightly higher prices.

The Company had $12.0 million in cash and short-term securities at August 31, 2001 compared to $8.8 million at May 31, 2001 and remains debt-free. The Tangible Net Book Value was $7.17 per share at August 31, 2001 compared to $7.27 per share on May 31, 2001.

"We continue to see the benefit of the cost reduction programs initiated in the fourth quarter of last year," stated Don Hotz, TAB's Chief Financial Officer. "The Company has now shown back-to-back improvements in the normalized operating results of 46% and 59% respectively over the last two quarters."

The Company previously announced on September 17, 2001 that its Board of Directors has authorized management to make discretionary purchases of up to 10% of its outstanding stock over the next twelve months at market prices.

The Company will hold a conference call to discuss results at 1:00pm (CDT) on Friday, September 21, 2001. You may participate by calling (800) 749-1254 and referencing conference ID #1867399 prior to the scheduled call time. The International phone number is (706) 679-7249. The call will be available for replay by calling (800) 642-1687 beginning two hours after the call through midnight on October 5, 2001 and referencing the above ID number.

TAB Products Co. is a leading document management company specializing in the re-engineering of the records management process. The Company provides efficient solutions that enable its customers to better organize, control and find their critical documents. TAB leverages its knowledge of paper-based systems with expertise in emerging digital document management technologies. Currently headquartered in Vernon Hills, Illinois, TAB employs over 800 people with offices in the United States, Canada, Europe and Australia. With over 50 years of experience in document management, TAB serves customers in a variety of industries including Finance, Healthcare, Government and Insurance. Additional information can be found at www.tab.com.

The Company's future results of operations and financial condition may be adversely affected as a result of a number of factors, including fluctuations in demand or market acceptance for the Company's products and services, changes in current economic conditions, effects of the ongoing proxy fight, availability and retention of qualified sales personnel, unanticipated increases in the cost of product components, inability to attain forecasted cost reductions, pricing trends, increased competition, product mix, availability of product components, and the risk factors described in TAB's periodic filings with the Securities and Exchange Commission.

TAB Products Co.

	Three Months Ended August 31
	2001	2000
Revenues	$28,505,000	$30,230,000
Operating Loss	(1,351,000)	(4,486,000)
Loss Before Taxes	(1,230,000)	(4,373,000)
Income Tax Benefit	(431,000)	(1,582,000)
Net Loss before cumulative effect of a change in accounting principle	(799,000)	(2,791,000)
Cumulative effect of a change in accounting principle	—	(330,000)
Net Loss	(799,000)	(3,121,000)
Net Loss Per Share:
Basic	$(.15)	$(.60)
Diluted	$(.15)	$(.60)
Shares Used in Computation:
Basic	5,196,470	5,206,313
Diluted	5,196,470	5,206,313
	August 31, 2001	May 31, 2000
Cash, cash equivalents & short-term investments	$11,984,000	$8,837,000
Accounts receivable, net	$21,137,000	$23,507,000
Inventories	$5,189,000	$5,104,000
Total Assets	$58,916,000	$62,157,000
Total Liabilities	$19,075,000	$21,654,000
Stockholders' Equity	$39,841,000	$40,503,000

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TAB PRODUCTS CO. ANNOUNCES FIRST QUARTER RESULTS BETTER THAN TURNAROUND PLAN